Exhibit 10.1

OPTION AND JOINT VENTURE EXPLORATION AGREEMENT

This Agreement made as of the 22nd day of June, 2004.

B E T W E E N:

MIDDLE KINGDOM RESOURCES LTD.,
(incorporated under the laws of Nevada)

(hereinafter referred to as the "MKR")

OF THE FIRST PART;
- and -

ENERGOLD MINERALS INC.
(incorporated under the laws of Canada)

(hereinafter referred to as the "Energold")

OF THE SECOND PART

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises and mutual covenants and agreements contained in this Agreement and of other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with one another as follows:

1. Option

MKR shall have the option to earn up to an undivided 51% interest in the Jarvis Island Property, comprising a group of mining claims situated in the Thunder Bay District in the Province of Ontario, as described on the list of mineral claims attached hereto as Schedule 'A' (herein called the "Jarvis Island Property").

Energold holds a 100% undivided right, title and interest in all of the Jarvis Island Property free and clear of all encumbrances.

2. Term of Option:

(a)	Energold shall grant to MKR the right to earn a 51% undivided proportionate interest in the Jarvis Island Property in consideration of and upon the terms set out below.

(b)	Energold shall grant MKR the right (the "First Option") to elect to earn a 30% undivided interest in the Jarvis Island Property pursuant to which MKR shall:

	(i)	issue Energold a total of 500,000 common shares in the capital stock of MKR in accordance with the following schedule:
		a.	100,000 common shares within seven days of the Effective Date;

		b.	an additional 200,000 common shares on or before Sept.30, 2005
		c.	an additional 100,000 common shares on or before Sept.30, 2006
		d.	an additional 100,000 common shares on or before Sept.30, 2007

	(ii)	incur a total of $300,000 (Three Hundred Thousand Dollars) in exploration expenditures on the Jarvis Island Property in accordance with the following schedule:
		a.	$100,000 to be incurred on or before September 30, 2005
		b.	an additional $200,000 to be incurred on or before September 30, 2007.

(c)	The First Option will terminate and MKR will have no further interest in the Jarvis Island Property as follows:

	(iii)	On Sept 30, 2005, if Energold has not received a share certificate representing an additional 200,000 common shares of MKR, or if MKR has not incurred $100,000 in expenditures;

	(iv)	On Sept 30, 2006 if Energold has not received a share certificate representing an additional 100,000 common shares of MKR;

	(v)	On Sept 30, 2007 if Energold has not received a share certificate representing an additional 100,000 common shares of MKR or if MKR has not incurred an additional $200,000 in expenditures.

(d)

Should the First Option terminate, MKR shall not be liable for any Option payment commitments and it shall have no interest in the Jarvis Island Property by virtue of its failure to meet its commitments within the required time. All of the obligations set out in section 2(b) are optional with the exception of section 2 (b) (i) (a), which forms a firm commitment.

Should MKR elect to continue with the Option, it shall make further payments by the issue of shares to Energold and incur expenditures on exploration and development work on the Jarvis Island Property as outlined above.

At the end of the First Option Period, MKR shall have issued to Energold a total of 500,000 common shares and expended $300,000 of exploration and development work upon the Jarvis Island Property (the "First Option Payment"), at which time MKR shall have earned a 30% undivided interest in the Jarvis Island Property.

(e)

Energold shall grant to MKR the right (the "Second Option") to elect to earn a further 21% undivided proportionate legal and beneficial proprietary interest, up to a total of a 51% undivided proportionate legal and beneficial proprietary interest, in the Jarvis Island Property in consideration of and upon the terms as follows:

	(i)	On or before September 30, 2008, MKR must have further issued Energold a total of 200,000 common shares in the capital stock of MKR;

	(ii)	On or before the sixth anniversary of the Effective Date, MKR shall have completed not less than a further $200,000 of exploration and development work upon the Jarvis Island Property.

(f)

The Second Option will terminate and MKR shall have earned only a 30% undivided interest in the Jarvis Island Property if on September 30, 2008 Energold has not received a share certificate representing an additional 200,000 common shares of MKR and/or if on September 30, 2010 if MKR has not incurred an additional $200,000 in expenditures.

3. Operatorship:

(a)

During the Option Period, MKR shall provide to and review its exploration and development plans with Energold and Energold shall be provided an opportunity to comment and provide input with respect to prospective exploration and development programs. Decisions regarding exploration and development of the Jarvis Island Property shall be determined by a three person committee, (the "Management Committee") comprising two representatives of MKR and one representative of Energold.

(b)

Energold shall act as Operator during the Option Period and shall be responsible for all work permits, environmental compliance, payment of contractors, insurance and other matters relating to work carried out on the Property and shall indemnify and save harmless MKR against any problems or liability with respect to such matters. All work done by Energold on the Property shall be done in accordance with good mining practice and in compliance with the applicable laws of Ontario.

(c)

Energold as Operator may charge up to 10% for management fees for general exploration expenditures and up to 5% on drilling or other major contract costs. All GST input Tax Credits for monies expended during the Option Period shall be for the account of MKR.

(d)	MKR shall enter into a Technical Services Agreement with Energold under which Energold shall agree to provide contract services to MKR as required.

4. Joint Venture:

(a)

In the event that MKR exercises the Option by earning a 30% interest in the Jarvis Island Property, a Joint Venture will be formed for the further exploration and development of the Property. Under the Joint Venture each party shall have the right to participate in the Joint Venture and the corresponding obligation to fund further exploration and development of the Property (the "Participating Interest"). The Participating Interest, at the time of the formation of the Joint Venture shall be:

		Energold:	70%, and
		MKR:	30%

	The parties' deemed expenditures upon formation of the Joint Venture shall be as follows:

		Energold:	$ 600,000
		MKR:	$ 300,000

(b)

In the event that MKR elects to exercise its option to earn a 51% interest in the Jarvis Island Property, then the Joint Venture will be formed after the completion of the required further expenditures, and the Participating Interest, at the time of the formation of the Joint Venture shall be:

		MKR:	51%, and
		Energold:	49%

	The parties' deemed expenditures upon formation of the Joint Venture shall be as follows:

		MKR:	$600,000
		Energold:	$600,000

(c)	Upon the formation of a Joint Venture the parties will enter into a formal Joint Venture Agreement which shall include the following terms:

	(i)

decisions regarding further exploration and development of the and Jarvis Island Property will be determined by a three person Management Committee; with two nominees appointed by the Party holding the majority interest and one nominee appointed by the party holding the minority interest.

	(ii)

exploration and development budgets will be determined and signed off by the Management Committee, at which time both parties then have ninety (90) days to provide funds toward the project or be diluted;

	(iii)

if one party declines or fails to provide all or part of its required funding (based upon its then proportionate legal and beneficial interest), the other party can increase its funding to the amount budgeted;

	(iv)	upon formation of the Joint Venture, Energold shall continue to be the Operator of the Joint Venture so long as it maintains at least a 40% Participating Interest;

(v)	standard dilution will apply to the Joint Venture as follows:

	Participating	Contribution to Total Costs by a Party
	Interest of a =	(including deemed expenditures)
	Party	Contribution to Total Costs by all
parties (including deemed expenditures);

(vi)

in the event that the Operator determines not to propose a project program or fails to do so within 6 months of completion of the previous project program, the non-operator can propose and operate a project program.

5. Feasibility Study and Production

(i)

If at any time during the Option Period, or at any time during the period of the Joint Venture, a Feasibility Study is completed which demonstrates that the Jarvis Island Property, or any part thereof, may be profitably brought into production (the "Mining Project"), MKR shall have the option and the right, (subject to making any expenditures necessary to vest with a 51% joint venture interest) to elect to assume operatorship (if it is not then the Operator) and commit the necessary financing to place the Mining Project into production and thereby earn an 70% interest in the Mining Project.

(ii)

If MKR commits the necessary financing, such financing shall be provided to the Joint Venture by way of loan, the terms of which loan shall provide that MKR shall be entitled to repayment of such loan together with interest thereon out of 80% of the free case flow of the Project in priority to all other distributions. The balance of 20% of the free cash flow shall be distributed to the parties (70/30) (pro rata) to their respective joint venture interests in the Mining Project.

6. Assessment Work

During the Option Period, and after formation of the Joint Venture, the Operator will file all standard reports required to maintain all mining claims in good standing forthwith after completion of any work, and supply the Other Party with a copy of all geological data, reports or other information obtained during the course of the work program on a regular basis. During the Option Period, MKR shall be responsible to maintain the Jarvis Island Property in good standing, including the payment of annual lease fees and maintenance costs.

7. Access to Information

Upon the execution of this Agreement, Energold provide to MKR reasonable access to all information, documents, data, drill logs, and drill core in its possession and control with respect to the Jarvis Island Property. If the Option terminates, MKR shall return all such material to Energold.

8. Press Release

All press releases regarding the Jarvis Island Property shall be subject to prior approval by Energold and MKR, to be reviewed and approved within two business days of receipt for approval.

9. Governed by the Laws of Ontario

This Agreement shall be governed by the laws of Ontario.

10. Confidentiality

This Agreement shall remain strictly confidential and neither the existence of this letter of Intent or the fact that discussions are taking place between the parties shall be disclosed to any third party without the consent of the other party.

Should you agree that this Agreement accurately recites the principal elements of the Agreement reached between us, please sign the duplicate copy and return it to our offices immediately by telefax with original to follow by courier. This Agreement shall govern the relationship between the Parties pending completion of a formal Joint Venture Agreement incorporating these terms and other normal industry terms usual to a relationship and transaction of this nature.

11. Time

Time shall be of the essence of this Agreement and the transactions contemplated herein.

12. Further Assurances

Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

13. Binding

It is hereby declared and agreed that this Agreement shall enure to the benefit of and be binding upon the respective parties hereto and their respective successors and permitted assigns only upon execution by all parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year above written.

SIGNED SEALED & WITNESSED
in the presence of:
)
)	MIDDLE KINGDOM RESOURCES
)	LTD.
)
)	By:
)	______________________________
)
)	I have authority to bind the Corporation.
)
)
)	ENERGOLD MINERALS INC.
)
)	By:
)	______________________________
)
)	I have authority to bind the Corporation.

Schedule 'A'

DESCRIPTION OF PROPERTY

The Property is described as Jarvis Island, Municipality of Neebing, (Property Identifier 58-01-040-007-31100-0000) in the District of Thunder Bay, in the Province of Ontario, Canada, Land Titles Division, Thunder Bay.

The Property is described as being in the District of Thunder Bay, in the Province of Ontario and being more particularly described as Jarvis Island, lying in front of, and being part of, the location known as Jarvis Location, patented on September 9, 1856. Therefore Jarvis Island is part of Jarvis Location.

Jarvis Location was patented on September 9, 1856 to Montreal Mining Company and in the Crown Grant is therein described as:

"All that parcel or tract of land, situate, lying or being on the northern shore of Lake Superior in our said province, containing by add measurement 6,400 square acres more or less...etc. etc. with the islands and parts of islands in front of the lands herein described..."

The Island is situated about 35 miles south of Thunder Bay about 5 km from the shore of Lake Superior near to the U.S. border (Minnesota).